Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 2-90702, 33-18202, 33-55986, 33-56101, 333-95043, 333-109890 and 333-165130) of Ecolab Inc. of our report dated June 24, 2022, appearing in this annual report on Form 11-K of the Ecolab Savings Plan and ESOP as of and for the year ended December 31, 2021.

/s/Olsen Thielen & Co., Ltd.

Roseville, Minnesota
June 24, 2022